Offer to Purchase for Cash
                                       by
                       HOLLYWOOD ENTERTAINMENT CORPORATION
                  Up to 16,818,181 Shares of its Common Stock

                                       at

                              $11.00 Net Per Share


===============================================================================

             THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
      EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY, JANUARY 23, 1998
                          UNLESS THE OFFER IS EXTENDED.

===============================================================================

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

     We are asking you to contact your clients for whom you hold shares of common stock (the "Shares") of Hollywood Entertainment Corporation, an Oregon corporation (the "Company"). Please bring to their attention as promptly as possible the offer being made by the Company to purchase up to 16,818,181 Shares, at a purchase price of $11.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 23, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

     Enclosed for your information and for forwarding to your clients, for whose account you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, are copies of the following documents:

     1. The Offer to Purchase dated December 23, 1997;

     2. The Letter of Transmittal to be used in accepting the Offer. Facsimile copies of the Letter of Transmittal may be used to accept the Offer;

     3. A printed form of letter which may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     4. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or if the procedure for book-entry transfer cannot be completed on a timely basis;

     5. Guidelines of the Internal Revenue Service for certification of Taxpayer Identification Number on Substitute Form W-9; and

     6. Return envelope addressed to Continental Stock Transfer & Trust Company, the Depositary.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER. NEITHER THE BOARD OF DIRECTORS NOR THE COMPANY, HOWEVER, MAKES ANY RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. The Company will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. You will be reimbursed by the Company for customary mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any stock transfer taxes payable on the sale and transfer of Shares to it or its order, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON FRIDAY, JANUARY 23, 1998, UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and, if necessary, any other required documents should be sent to the Depositary and (ii) either certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents to the Depositary prior to the expiration of the Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at the address and telephone number set forth on the back cover page of the Offer to Purchase.

     Additional copies of the above documents may be obtained from the Information Agent, at the address and telephone number set forth on the back cover of the Offer to Purchase.

                                   Very truly yours,



                                   HOLLYWOOD ENTERTAINMENT CORPORATION

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON THE AGENT OF THE COMPANY OR THE DEPOSITARY, OR AS AGENT OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO, OR USE ANY DOCUMENT IN CONNECTION WITH, THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL AND THE DOCUMENTS INCLUDED HEREWITH.